Exhibit 4.13

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

Soluna Holdings, Inc., or the Company, we, us or our, has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, common stock, $0.001 par value per share, or common stock, and 9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share, or Series A Preferred Stock. Our common stock and Series A Preferred Stock are listed on The Nasdaq Stock Market LLC, or Nasdaq.

DESCRIPTION OF SHARES OF COMMON STOCK AND PREFERRED STOCK

The following description of the terms of our shares of common and preferred stock is a summary only. This summary is not complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation, as amended, and Bylaws, the Certificate of Designation, Preferences and Rights of the Series A Preferred Stock, or the Certificate, and applicable Nevada law. The Company’s Articles of Incorporation and Bylaws and the Certificate are filed as exhibits to this Annual Report on Form 10-K.

General

Our Articles of Incorporation authorizes us to issue up to 85,000,000 shares of stock, consisting of 75,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Under our Articles of Incorporation, our Board of Directors, or the Board, without stockholder approval, is authorized to provide for the issuance of shares of common stock or preferred stock in one or more classes or series, to establish the number of shares in each class or series, and to fix the terms thereof.

Common Stock

Voting rights. The holders of our common stock are entitled to one vote per share held and have the right and power to vote on all matters on which a vote of stockholders is taken. Stockholders do not have cumulative voting rights in the election of directors. The election of directors of the Company is decided by plurality vote and all other questions are decided by majority vote of stockholders present in person or by proxy, except as otherwise required by the NRS or our Articles of Incorporation. Our Articles of Incorporation provide that notwithstanding any other provision of our Articles of Incorporation or our Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation, or the Bylaws), any director or the entire Board of Directors may be removed at any time, but only for cause or after the affirmative vote of 75% or more of the outstanding shares of capital stock entitled to vote for the election of directors at a meeting called for that purpose or after the affirmative vote of 75% of the entire Board.

The Board is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors, with the terms of the classes scheduled to expire in successive years. At each annual meeting of the Company’s stockholders, the stockholders elect the members of a single class of directors for three-year terms.

Dividends. The holders of our common stock are entitled to receive dividends when, as, and if declared by the Board, out of funds legally available therefor.

Liquidation. Upon liquidation, dissolution, or the winding up of the Company, holders of our common stock are entitled to receive any remaining assets of the Company in proportion to the respective number of shares held after payment of and reservation for Company liabilities.

Preemptive Rights. The holders of shares of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of the Company.

Redemption Rights. The outstanding shares of common stock are not subject to redemption by the Company. To the extent that the Company issues additional shares of common stock, the relative interest in the Company of existing stockholders will likely be diluted.

Series A Preferred Stock

The following is a summary of some general terms and provisions of our Series A Preferred Stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our Articles of Incorporation and Bylaws and the Certificate, copies of which are filed as exhibits to this Annual Report on Form 10-K.

General. Our Articles of Incorporation authorize the Board, without obtaining stockholder approval, to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, from time to time, in one or more series, and to fix the number of shares and determine for each such series such voting powers, designations, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof. The Board is also expressly authorized to increase or decrease (but not below the number of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. If the number of shares of any series is decreased, the shares no longer designated as shares of such series will resume the status of “blank check” preferred stock and may be designated, again, as a new series of Preferred Stock by the Board.

As of December 31, 2021, 3,640,000 shares of our preferred stock were designated as Series A Preferred Stock. The number of authorized shares of Series A Preferred Stock may from time to time be further increased (but not in excess of the total number of authorized shares of our preferred stock, less all shares of any other series of our preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of the Series A Preferred Stock then outstanding) by resolution of the Board (or a duly authorized committee of the Board), without the vote or consent of the holders of the Series A Preferred Stock. Shares of the Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Company will be cancelled and revert to authorized but unissued shares of our preferred stock undesignated as to series. We have the authority to issue fractional shares of the Series A Preferred Stock and reserve the right to further re-open this series and issue additional shares of the Series A Preferred Stock either through public or private sales at any time and from time to time without notice to or the consent of holders of the Series A Preferred Stock.

No Maturity or Mandatory Redemption. The Series A Preferred Stock has no maturity date and the Company is not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless the Company decides, at our option, to exercise our redemption right or, under circumstances as described in “Limited Conversion Rights,” where the holders of Series A Preferred Stock have a conversion right, such holders convert the Series A Preferred Stock into Common Stock. The Series A Preferred Stock is not subject to any sinking fund.

Ranking. The Series A Preferred Stock, as to dividend rights and rights as to the distribution of assets upon the Company’s liquidation, dissolution or winding up, rank:

(1)	senior to all classes or series of the Company’s common stock and to all other capital stock issued by the Company expressly designated as ranking junior to the Series A Preferred Stock;

(2)	on parity with any future class or series of the Company’s capital stock expressly designated as ranking on parity with the Series A Preferred Stock;

(3)	junior to any future class or series of the Company’s capital stock expressly designated as ranking senior to the Series A Preferred Stock; and

(4)	junior to all the Company’s existing and future indebtedness (including subordinated indebtedness and any indebtedness convertible into our common stock or preferred stock) and other liabilities with respect to assets available to satisfy claims against the Company and structurally subordinated to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) existing or future subsidiaries of the Company.

We may issue junior capital stock described in (1) above and parity capital stock described in (2) above at any time and from time to time in one or more series without the consent of the holders of the Series A Preferred Stock. Our ability to issue any senior capital stock described in (3) above is limited as described under “Limited Voting Rights.”

Dividends. Subject to the preferential rights, if any, of the holders of any class or series of capital stock of the Company ranking senior to the Series A Preferred Stock as to dividends, the holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board (or a duly authorized committee of the Board), only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate of 9.0% of the $25.00 liquidation preference per year (equivalent to $2.25 per year). A “Dividend Period” is the period from and including a Dividend Payment Date (as defined herein and continuing to, but excluding, the next succeeding Dividend Payment Date. Dividends on the Series A Preferred Stock will accumulate and be cumulative from, and including, August 23, 2021, or the Original Issue Date; except that shares of the Series A Preferred Stock issued after the Original Issue Date will accrue dividends from the later of the Original Issue Date and the Dividend Payment Date immediately prior to the original issue date of such additional shares for which full cumulative dividends have been paid.

Dividends, when, as and if declared by the Board (or a duly authorized committee of the Board), will be payable monthly in arrears on the final day of each month, provided that if any dividend payment date is not a Business Day (as defined below), then such date will nevertheless be a dividend payment date but the dividend which would otherwise have been payable on that Dividend Payment Date, when, as and if declared, will be paid on the next succeeding Business Day and no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to that next succeeding Business Day. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Any dividend, including any dividend payable on the Series A Preferred Stock for any Dividend Period (or portion thereof) will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series A Preferred Stock as they appear in the records of the Transfer Agent at the close of business on the applicable record date, which will be the date designated by the Board (or a duly authorized committee of the Board) for the payment of a dividend that is not more than thirty (30) nor less than ten (10) days prior to the applicable dividend payment date.

The Board (or a duly authorized committee of the Board) will not authorize, pay or set apart for payment by the Company any dividend on the Series A Preferred Stock at any time that: (i) the terms and provisions of any of the Company’s agreements, including any agreement relating to the Company’s indebtedness, prohibits such authorization, payment or setting apart for payment; (ii) the terms and provisions of any of the Company’s agreements, including any agreement relating to the Company’s indebtedness, provides that such authorization, payment or setting apart for payment thereof would constitute a breach of, or a default under, such agreement; or (iii) the law restricts or prohibits the authorization or payment. Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accumulate whether or not the terms and provisions of any of the Company’s agreements relating to our indebtedness prohibit such authorization, payment or setting apart for payment, the Company has earnings, there are funds legally available for the payment of the dividends, or the dividends are authorized. Accordingly, if the Board (or a duly authorized committee of the Board) does not declare a dividend on the Series A Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will accumulate and an amount equal to such accumulated dividend will become payable out of funds legally available therefor upon the liquidation, dissolution or winding up of the Company’s affairs (or earlier redemption of such Series A Preferred Stock), to the extent not paid prior to such liquidation, dissolution or winding up or earlier redemption, as the case may be. No interest, or sums in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock, which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of the full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock will first be credited against the earliest accumulated but unpaid dividends due with respect to those shares.

Restrictions on Dividends, Redemption and Repurchases. So long as any share of the Series A Preferred Stock remains outstanding, unless the Company also has either paid or declared and set apart for payment full cumulative dividends on the Series A Preferred Stock for all past completed Dividend Periods, the Company will not during any Dividend Period:

(1)	pay or declare and set apart for payment any dividends or declare or make any distribution of cash or other property on common stock or other capital stock that ranks junior to or on parity with the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up (other than, in each case, (a) a dividend paid in common stock or other stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up or (b) any declaration of a common stock dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan);

(2)	redeem, purchase or otherwise acquire common stock or other capital stock that ranks junior to or on parity with the Series A Preferred Stock (other than the Series A Preferred Stock) with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up (other than (a) by conversion into or exchange for common stock or other capital stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, (b) the redemption of shares of capital stock pursuant to the provisions of the Articles of Incorporation relating to the restrictions upon ownership and transfer of our capital stock, (c) a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any other capital stock that ranks on parity with the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, (d) purchases, redemptions or other acquisitions of shares of the Company’s capital stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up pursuant to any employment contract, dividend reinvestment and stock purchase plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (e) through the use of the proceeds of a substantially contemporaneous sale of stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, or (f) purchases or other acquisitions of shares of the Company’s capital stock pursuant to a contractually binding stock repurchase plan existing prior to the preceding dividend payment date on which dividends were not paid in full); or

(3)	redeem, purchase or otherwise acquire Series A Preferred Stock (other than (a) by conversion into or exchange for common stock or other capital stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, (b) a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock or (c) with respect to redemptions, a redemption pursuant to which all shares of Series A Preferred Stock are redeemed).

Notwithstanding the foregoing, if the Board (or a duly authorized committee of the Board) elects to declare only partial instead of full dividends for a Dividend Payment Date and related Dividend Period on the shares of the Series A Preferred Stock or any class or series of the Company’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends, then, to the extent permitted by the terms of the Series A Preferred Stock and each outstanding class or series of the Company’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends, such partial dividends will be declared on shares of the Series A Preferred Stock and class or series of the Company’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends, and dividends so declared will be paid, as to any such Dividend Payment Date and related Dividend Period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used herein, “full dividends” means, as to any class or series of the Company’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such class or series of the Company’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends current in dividends, including undeclared dividends for past Dividend Periods. To the extent a Dividend Period with respect to the Series A Preferred Stock or any class or series of the Company’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends (in either case, the “first series”) coincides with more than one Dividend Period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph, the Board (or a duly authorized committee of the Board) may, to the extent permitted by the terms of each affected series, treat such Dividend Period for the first series as two or more consecutive Dividend Periods, none of which coincides with more than one Dividend Period with respect to the second series, or may treat such Dividend Period(s) with respect to any class or series of the Company’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends and Dividend Period(s) with respect to the Series A Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such class or series of the Company’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends and the Series A Preferred Stock.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board (or a duly authorized committee of the Board) may be declared and paid on the common stock or other stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up from time to time out of any funds legally available therefor, and the shares of the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Liquidation Preference. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to our stockholders (i.e., after satisfaction of all the Company’s liabilities to creditors, if any) and, subject to the rights of holders of any shares of each other class or series of capital stock ranking, as to rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series A Preferred Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of the common stock or any other class or series of the Company’s capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series A Preferred Stock, or the liquidation preference.

If, upon such voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the assets of the Company legally available for distribution to the Company’s stockholders are insufficient to pay the full amount of the liquidation preference on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Company ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock, then the holders of the Series A Preferred Stock and each such other class or series of capital stock of the Company ranking, as to rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidation preference to which they would otherwise be respectively entitled. In any such distribution, the liquidation preference of any holder of the Company’s capital stock other than the Series A Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Company’s assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a non-cumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

Holders of Series A Preferred Stock are entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Company, no fewer than thirty (30) days and no more than sixty (60) days prior to the payment date.

If the liquidation preference has been paid in full to all holders of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to rights to the distribution of assets any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock, holders of shares of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock will have no right or claim to any of the Company’s remaining assets and the holders of shares of common stock or any class or series of capital stock ranking, as to rights to the distribution of assets any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series A Preferred Stock, will be entitled to receive all of the Company’s remaining assets according to their respective rights and preferences.

The consolidation, merger or other business combination of the Company with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the assets, property or business of the Company will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Redemption. The Series A Preferred Stock is not redeemable by us prior to August 23, 2026, except as described below under “Optional Redemption” and “Special Optional Redemption.”

Optional Redemption. On or after August 23, 2026, the Series A Preferred Stock may be redeemed at the Company’s option, in whole or in part, from time to time, at a redemption price of $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption, or the Redemption Date, upon the giving of notice, as provided below under “Redemption Procedures.”

Special Optional Redemption. During any period of time (whether before or after August 23, 2026) that both (i) the Series A Preferred Stock are no longer (a) listed on Nasdaq, the New York Stock Exchange LLC, or the NYSE, or the NYSE American LLC, or the NYSE AMER, or (b) listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is still outstanding (collectively, a “Delisting Event”), we may, at our option, redeem the Series A Preferred Stock, in whole or in part and within ninety (90) days after the date of the Delisting Event, or the Delisting Event Redemption Period, by paying $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the Redemption Date.

During any period of time (whether before or after August 23, 2026), upon the occurrence of a Change of Control (as defined below), the Company may, at our option, redeem the Series A Preferred Stock, in whole or in part and within one hundred twenty (120) days after the first date on which such Change of Control occurred, or the Change of Control Redemption Period, by paying $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption.

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined below), as applicable, the Company has provided or provides notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right in “Optional Redemption” or our special optional redemption rights in “Special Optional Redemption” as described above), the holders of Series A Preferred Stock will not be permitted to exercise the conversion rights in “Limited Conversion Rights” below in respect of their shares called for redemption.

A “Change of Control” is when, after the Original Issue Date, the following have occurred and are continuing:

(1)	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company’s stock entitling that person to exercise more than 50% of the total voting power of all shares of the Company’s stock entitled to vote generally in elections of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(2)	following the closing of any transaction referred to in (1) above, neither the Company nor any acquiring or surviving entity (or, if, in connection with such transaction shares of common stock are converted into or exchanged for (in whole or in part) common capital stock of another entity, such other entity) has a class of common securities (or American Depositary Receipts representing such securities) (x) listed on Nasdaq, the NYSE, or the NYSE AMER or (y) listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER.

Redemption Procedures. In the event the Company elects to redeem Series A Preferred Stock, notice of redemption will be mailed to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appears on the Company’s stock transfer records, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date. Any notice mailed as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Company, or DTC, or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility.

The notice will notify the holder of the election to redeem the shares and will state at least the following: (i) the Redemption Date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed (and, if fewer than all the shares are to be redeemed, the number of shares to be redeemed from such holder or the method for determining such number); (iv) the place(s) where holders may surrender certificates, if any, evidencing the Series A Preferred Stock for payment; (v) if applicable, that the Series A Preferred Stock is being redeemed pursuant to the Company’s special optional redemption right in connection with the occurrence of a Delisting Event or Change of Control, as applicable, and a brief description of the transaction or transactions or circumstances constituting such Delisting Event or Change of Control, as applicable; (vi) if applicable, that the holders of the Series A Preferred Stock to which the notice relates will not be able to convert such shares of Series A Preferred Stock in connection with the Delisting Event or Change of Control, as applicable, and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, for redemption will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and (vii) that dividends on such shares of Series A Preferred Stock will cease to accumulate on the date prior to the Redemption Date.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata (as nearly as practicable without creating fractional shares) or by lot. So long as all shares of Series A Preferred Stock are held of record by the nominee of DTC, the Company will give notice, or cause notice to be given, to DTC of the number of Series A Preferred Stock to be redeemed, and DTC will determine the number of Series A Preferred Stock to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series A Preferred Stock for its own account). A participant may determine to redeem Series A Preferred Stock from some beneficial owners (including the participant itself) without redeeming Series A Preferred Stock from the accounts of other beneficial owners. Subject to the provisions hereof, the Board (or a duly authorized committee of the Board) shall have full power and authority to prescribe the terms and conditions on which shares of Series A Preferred Stock shall be redeemed from time to time. If the Company shall have issued certificates for the Series A Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

On or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed that holds a certificate other than through DTC book entry as described below must present and surrender the certificates evidencing the shares of Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

From and after the Redemption Date or, if notice of redemption has been duly given, and if on or before the Redemption Date specified in the notice, all funds necessary for the redemption have been set aside by the Company, separate and apart from the Company’s other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available for that purpose, then, in each case unless the Company defaults in payment of the redemption price: (i) all dividends on the shares designated for redemption in the notice will cease to accumulate on or after the Redemption Date; (ii) all rights of the holders of the shares, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the date prior to the Redemption Date), will cease and terminate; and (iii) the shares designated for redemption in the notice will be deemed to not be outstanding for any purpose whatsoever.

Any funds held in trust and unclaimed at the end of two years from the Redemption Date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Company’s other funds, and after that time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

Notwithstanding the foregoing, any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the applicable record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable Dividend Payment Date.

Limited Conversion Rights. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company or any other entity, except as provided below.

Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series A Preferred Stock will have the right, unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the Company has provided or provides notice of our election to redeem the Series A Preferred Stock pursuant to “Optional Redemption” or “Special Optional Redemption,” to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Delisting Event Conversion Right” or “Change of Control Conversion Right,” as applicable) on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of common stock (or equivalent value of alternative consideration) per share of Series A Preferred Stock, or the Common Stock Conversion Consideration, equal to the lesser of: (i) the quotient obtained by dividing (1) the sum of (x) the $25.00 liquidation preference per share of Series A Preferred Stock plus (y) the amount of any accumulated and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock Dividend Payment Date, in which case no additional amount relating to such record date will be included in this sum) by (2) the Common Stock Price (as defined herein); and (ii) 7.04225352, or the Share Cap, subject to certain adjustments described below.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of shares of common stock to existing holders of common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of common stock outstanding immediately prior to such Share Split.

In the case of a Delisting Event or Change of Control, as applicable, pursuant to, or in connection with, which shares of common stock will be converted into cash, securities or other property or assets (including any combination thereof), or the Alternative Form Consideration, a holder of Series A Preferred Stock electing to exercise its Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Delisting Event or Change of Control, as applicable, had such holder held a number of shares of common stock equal to the common stock Conversion Consideration immediately prior to the effective time of the Delisting Event or Change of Control, as applicable (the “Alternative Conversion Consideration;” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Delisting Event or Change of Control, as applicable, is referred to herein as the “Conversion Consideration”).

If the holders of common stock have the opportunity to elect the form of consideration to be received in the Delisting Event or Change of Control, as applicable, the Conversion Consideration that the holders of Series A Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in, or in connection with, the Delisting Event or Change of Control, as applicable.

The Company will not issue fractional shares of common stock upon the conversion of the Series A Preferred Stock. In the event that the conversion would result in the issuance of fractional shares of common stock, the Company will pay the holder of Series A Preferred Stock the cash value of such fractional shares in lieu of such fractional shares.

Within fifteen (15) days following the expiration of the Delisting Event Redemption Period or the Change of Control Redemption Period, as applicable, (or, if the Company waives our right to redeem the Series A Preferred Stock prior to the expiration of the Delisting Event Redemption Period or the Change of Control Redemption Period, as applicable, within fifteen (15) days following the date of such waiver) the Company will provide to holders of Series A Preferred Stock a notice of occurrence of the Delisting Event or Change of Control, as applicable, that describes the resulting Delisting Event Conversion Right or Change of Control Conversion Right, as applicable. This notice will state the following:

(i)	the events constituting the Delisting Event or Change of Control, as applicable;

(ii)	the date of the Delisting Event or Change of Control, as applicable;

(iii)	the date on which the Delisting Event Redemption Period or the Change of Control Redemption Period, as applicable, expired or was waived;

(iv)	the last date on which the holders of Series A Preferred Stock may exercise their Delisting Event Conversion Right or Change of Control Conversion Right, as applicable;

(v)	the method and period for calculating the Common Stock Price (as defined below);

(vi)	the “Delisting Event Conversion Date” or “Change of Control Conversion Date”, as applicable, which will be a Business Day fixed by the Board that is not fewer than twenty (20) days nor more than thirty-five (35) days after the date on which the Company provides the notice pursuant to this section to holders of the Series A Preferred Stock;

(vii)	if applicable, the type and amount of Conversion Consideration entitled to be received per share of Series A Preferred Stock;

(viii)	the name and address of the paying agent and the conversion agent;

(ix)	the procedures that the holders of Series A Preferred Stock must follow to exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable; and

(x)	the last date on which holders of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

The Company will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides notice pursuant to the notice requirement as described above to the holders of Series A Preferred Stock.

To exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, each holder of Series A Preferred Stock will be required, on or before the close of business on the Business Day preceding the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, to notify the Company of the number of Series A Preferred Stock to be converted and otherwise to comply with any applicable procedures contained in the notice described above or otherwise required by the Transfer Agent or DTC for effecting the conversion.

The “Common Stock Price” for any Change of Control will be: (i) if the consideration to be received in the Change of Control by the holders of common stock is solely cash, the amount of cash consideration per share of common stock; and (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing prices per share of our common stock on the principal U.S. securities exchange on which our common stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange. The “Common Stock Price” for any Delisting Event will be the average of the closing price per share of our common stock on the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

Holders of the Series A Preferred Stock may withdraw any notice of exercise of a Delisting Event Conversion Right or Change of Control Conversion Right, as applicable (in whole or in part), by a written notice of withdrawal delivered to the Transfer Agent prior to the close of business on the third Business Day preceding the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the receipt or certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series A Preferred Stock as to which the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the Company has provided or provides notice of our election to redeem such shares of Series A Preferred Stock, whether pursuant to “Optional Redemption” or “Special Optional Redemption.” If the Company elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable Redemption Date $25.00 per share, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the Redemption Date. See “Optional Redemption” and “Special Optional Redemption.”

The Company will take commercially reasonable efforts to deliver the applicable Conversion Consideration no later than the third (3rd) Business Day following the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable.

In connection with the exercise of any Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, we will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into our common stock.

The Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, may make it more difficult for a third party to acquire us or discourage a party from acquiring us.

Shares of the Series A Preferred Stock are not convertible into or exchangeable for any other securities or property, except as provided above.

Limited Voting Rights. Holders of the Series A Preferred Stock do not have any voting rights, except as described below or as otherwise required by law.

In any matter in which the Series A Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series A Preferred Stock is entitled to one vote per $25.00 of liquidation preference; provided that if the Series A Preferred Stock and any other stock ranking on parity to the Series A Preferred Stock as to dividend rights and rights as to the distribution of assets upon the Company’s liquidation, dissolution or winding up are entitled to vote together as a single class on any matter, the holders of each will vote in proportion to their respective liquidation preferences.

So long as any shares of Series A Preferred Stock remain outstanding, the Company will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and each other class or series of preferred stock entitled to vote thereon (voting together as a single class), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

(i)	authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Company or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

(ii)	amend, alter or repeal the provisions of the Articles of Incorporation, as amended, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of the Company’s assets or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

If any event described in paragraph (ii) above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole, disproportionately relative to any other class or series of voting preferred stock (as defined below), the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting as a separate class, will also be required. Furthermore, if holders of shares of the Series A Preferred Stock receive the $25.00 per share of the Series A Preferred Stock liquidation preference plus all accrued and unpaid dividends thereon or greater amounts pursuant to the occurrence of any of the events described in paragraph (ii) above, then such holders shall not have any voting rights with respect to the events described in such paragraph. As used herein, “voting preferred stock” means any other class or series of the Company’s preferred stock ranking equally with the Series A Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of the Company’s assets upon liquidation, dissolution or winding up and upon which like voting rights to the Series A Preferred Stock have been conferred and are exercisable.

The following actions are not deemed to materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock:

(i)	any increase in the amount of authorized shares of the Company’s common stock or preferred stock or the creation or issuance of capital stock or any class or series ranking, as to dividends (whether cumulative or not) or the distribution of assets upon the Company’s liquidation, dissolution or winding up, on parity with, or junior to, the Series A Preferred Stock; or

(ii)	the amendment, alteration or repeal or change of any provision of the Articles of Incorporation including the Certificate of Designations, as a result of a merger, consolidation, reorganization or other business combination, if (x) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, the shares of Series A Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A Preferred Stock, taken as a whole, immediately prior to such consummation.

(iii)	Without the consent of the holders of the Series A Preferred Stock, the Company may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:

(iv)	to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations that may be defective or inconsistent, so long as such action does not materially and adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole;

(v)	to conform the Certificate of Designations to the Description of the Series A Preferred Stock set forth in the Company’s final prospectus related to the Series A Preferred Stock, dated December 16, 2021; or

(vi)	to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of the Series A Preferred Stock have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by the Company for the benefit of the holders of the Series A Preferred Stock to effect the redemption within ninety (90) days unless all or a part of the outstanding shares of the Series A Preferred Stock are being redeemed with the proceeds from the sale of shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon the Company’s liquidation, dissolution or winding up.

The rules and procedures for calling and conducting any meeting of the holders of the Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, Bylaws, applicable law and any national securities exchange or other trading facility on which the Series A Preferred Stock may be listed or traded at the time.

Holders of the Series A Preferred Stock do not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving the Company or a sale of all or substantially all of the Company’s assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock, except as described above.

No Preemptive Rights. No holders of the Series A Preferred Stock, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for the common stock or any other security.

Exclusion of Other Rights. The shares of the Series A Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in the Certificate of Designations or in our articles of incorporation, as amended.

Certain Provisions of Our Articles of Incorporation Bylaws

Our Articles of Incorporation and our Bylaws contain provisions and terms that may delay, defer, or prevent a tender offer or change in control of the Company that a stockholder might consider to be in his, her, or its best interests, including attempts that might result in a premium being paid over the market price for our shares of common stock. We expect that such provisions and terms will operate to discourage extraordinary corporate transactions with respect to the Company, such as takeover bids, and will instead encourage any potential acquiror of the Company to first correspond with our Board. These provisions and terms include:

●	Special meetings of stockholders may only be called by the Chief Executive Officer, President, or Secretary of the Company or otherwise by resolution of the Board; stockholders have no right to call special meetings thereof.

●	The Company maintains a classified Board that is divided into three classes serving for respective three-year terms. As a result, it would take at least two successive annual meetings of stockholders to replace a majority of our Board.

●	Vacancies on the Board may be filled only by majority vote of remaining directors then in office, even if less than a quorum, with the individual elected to serve for the remainder of the unexpired term.

●	Except in instances of removal for cause, a director of the Company may be removed from service as a director only after the affirmative vote of 75% or more of outstanding shares of stock or 75% of the entire Board.

●	Our Articles of Incorporation authorize us to issue up to 75,000,000 shares of common stock. Under Nevada law, our Board is permitted, in its discretion, at any time, and from time to time, without any action by our stockholders, to issue shares of our common stock (except to the extent such issuance would be violative of fiduciary duties, so dilutive to existing holders that it would be the equivalent of a sale of the Company, or otherwise prohibited by select provisions of the NRS). The issuance of shares of authorized but unissued stock could, under certain circumstances, have an anti-takeover effect, for example, by diluting the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the acquisition of the Company.

Nevada Anti-Takeover Statutes

We are subject to Sections 78.411 – 78.444 of the NRS, relating to combinations with interested stockholders. These provisions prohibit an “interested stockholder” from entering into a “combination” with the Company unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the Company’s capital stock entitled to vote.

Section 78.416 of the NRS defines “combination” to include the following:

●	any merger or consolidation involving the Company (or its subsidiary) and (i) the interested stockholder or (ii) any other entity that is, or after and as a result of the merger or consolidation would be, an affiliate or associate of the interested stockholder;

●	any sale, transfer, pledge, or other disposition of the assets of the Company (or its subsidiary) involving the interested stockholder or its affiliate or associate where the assets transferred: (i) have an aggregate market value equal to more than 5% of the aggregate market value of all of the Company’s assets, on a consolidated basis; (ii) have an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the Company; or (ii) represent more than 10% of the earning power or net income of the Company, on a consolidated basis;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the Company of any stock of the corporation with a market value of 5% or more of the value of the outstanding shares of the Company;

●	the adoption of any plan or proposal for the liquidation or dissolution of the Company under any agreement, arrangement, or understanding with the interested stockholder, or its affiliate or associate;

●	any transaction involving the Company that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder, or its affiliate or associate; or

●	the receipt by the interested stockholder, or its affiliate or associate, of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the Company.

In addition, Sections 78.378 through 78.3793 of the NRS limit the voting rights of certain acquired shares in a Nevada corporation, or an issuing corporation, that (i) has 200 or more stockholders, at least 100 of which are Nevada residents, and (ii) conducts business in Nevada. Specifically, if the acquisition results in ownership of: (i) 20% or more but less than 33%; (ii) 33% percent or more but less than 50%; or (iii) 50% or more, as applicable, of the issuing corporation’s then-outstanding voting power with respect to the election of directors, then the securities acquired in such acquisition are denied voting rights unless the acquisition is approved by (i) the holders of a majority of the issuing corporation’s voting power and (ii) the holders of a majority of each class or series of stock if the acquisition would adversely affect or change any preference of any relative or other right given to any such class or series. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise (i) not less than all of the voting securities of the issuing corporation acquired by the acquiring person may be redeemable by an issuing corporation at the average price paid for the securities within 30 days if (x) the acquiring person has not given a timely offeror’s statement to the issuing corporation in accordance with Section 78.3789 of the NRS or (y) the issuing corporation’s stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if the issuing corporation’s stockholders vote to accord voting rights to the securities acquired by acquiring person, then any stockholder of the issuing corporation who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities.

We expect the existence of these provisions to have an anti-takeover effect with respect to transactions that our Board does not approve in advance and could result in making it more difficult to accomplish transactions that our stockholders may see as beneficial such as: (i) discouraging business combinations that might result in a premium over the market price for the shares of our common stock; (ii) discouraging hostile takeovers that could inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts; and (iii) preventing changes in our management.

Our Board believes that the provisions described above are, however, prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board. Our Board believes that these provisions are in our best interests and the best interests of our stockholders. In the Board’s judgment, the Board is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, our Board believes that it is in our best interests and in the best interests of our stockholders to encourage potential acquirers to negotiate directly with the Board and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Listing

Our shares of common stock and Series A Preferred Stock are listed on Nasdaq under the symbols “SLNH” and “SLNHP”, respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock and Series A Preferred Stock is American Stock Transfer & Trust Company, LLC, or the Transfer Agent. The Transfer Agent’s address is 6201 15th Avenue, Brooklyn, NY 11219.